Exhibit 8.2

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax: 404-253-8464

www.alston.com

L. Andrew Immerman	Direct Dial: 404-881-7532	Email: andy.immerman@alston.com

December 4, 2015

Community & Southern Holdings, Inc.

3333 Riverwood Parkway, Suite 350

Atlanta, Georgia 30339

Attn: Chief Strategy Officer and General

Counsel

Re:	Tax Opinion – Agreement and Plan of Merger by and among
Community & Southern Holdings, Inc., Community & Southern
Bank, Bank of the Ozarks, Inc. and Bank of the Ozarks

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the mergers contemplated by the Agreement and Plan of Merger, dated as of October 19, 2015 (the “Plan of Merger”), by and among Community & Southern Holdings, Inc., a Delaware corporation (“Company”), Community & Southern Bank, a Georgia state bank and wholly-owned subsidiary of Company (“Company Bank”), Bank of the Ozarks, Inc., an Arkansas corporation (“Buyer”), and Bank of the Ozarks, an Arkansas state banking corporation and wholly-owned subsidiary of Buyer (“Buyer Bank”), and in connection with the filing with the Securities and Exchange Commission (the “Commission”) of the registration statement on Form S-4 on December 4, 2015. Pursuant to the Plan of Merger, at the Effective Time, Company will merge with and into Buyer, with Buyer as the surviving corporation (the “Merger”). Immediately following the Merger, Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving bank (the “Bank Merger” and collectively with Merger, the “Mergers”), as set forth in the Plan of Merger and Exhibit B thereto (the “Bank Merger Agreement”). All capitalized terms used but not defined herein shall have the meanings set forth in the Plan of Merger.

In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Plan of Merger, the Bank Merger Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate as a basis for such opinion. We have also relied on the letters of Company and Buyer to Alston & Bird LLP, dated as of the date hereof, containing certain representations (the “Representation Letters”). We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Plan of Merger, the Bank Merger Agreement, the Representation Letters, the Registration Statement, or other documents. We have assumed, with your consent, that, the parties will act and that the Mergers will be effected in accordance with the Plan of Merger and the Bank Merger Agreement; that the Plan of

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Merger and the Bank Merger Agreement accurately reflect the material facts of the Mergers; that the representations made by Company and Buyer in the Representation Letters, the Plan of Merger, the Bank Merger Agreement, and the Registration Statement are true, correct and complete, and will be true, correct and complete on the Closing Date; and that any representations made by Company and Buyer in the Representation Letters, the Plan of Merger, and the Bank Merger Agreement that are made to the best of any person’s knowledge, are based on the belief of such person, or that are similarly qualified, are true, complete and correct, and will be true, complete and correct on the Closing Date, without regard to any knowledge, belief, or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if, and when, any of the facts or representations upon which this opinion is based should prove inaccurate or incomplete in any material respect.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder (the “Regulations”), administrative rulings, and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based on and subject to the foregoing, it is our opinion that, for U.S. federal income tax purposes, under current law, the Merger will qualify as tax-free reorganizations described in Section 368(a) of the Code, and no gain or loss will be recognized by holders of Company Common Stock who exchange all of their Company Common Stock solely for Buyer Common Stock pursuant to the Merger. However, holders of Company Common Stock may be subject to tax on any cash received pursuant to the Plan of Merger as a Dissenting Shareholder or in lieu of any fractional shares of Buyer Common Stock.

This opinion is limited to the U.S. federal income tax issues addressed above. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Mergers or of any transaction related thereto or contemplated by the Plan of Merger and the Bank Merger Agreement. Additional issues may exist that could affect the tax treatment of the Mergers, and this opinion does not consider or provide a conclusion with respect to any additional issues.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any factual matters or legal developments that arise subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion of counsel as an Exhibit to the Registration Statement, and to the reference to us in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

ALSTON & BIRD LLP

By:	/s/ L. Andrew Immerman
L. Andrew Immerman
A Partner

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